Exhibit 99.1

                QC Holdings, Inc. Reports Third Quarter
             Results; 53 Stores Added During the Quarter

    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Nov. 2, 2005--QC Holdings, Inc. (Nasdaq:QCCO) reported a 31.2% increase in revenue during third quarter 2005, improving $10.0 million compared to third quarter 2004. The growth in revenues, from $32.1 million in prior year's third quarter to $42.1 million in the current year quarter, reflects strong payday loan volumes and an increase in unit store count quarter to quarter. During third quarter 2005, the Company opened 53 de novo stores, acquired two payday loan stores and closed two locations.
    The Company reported a net loss of $976,000 in third quarter 2005 versus net income of $4.5 million in third quarter 2004. As previously reported, the Company announced its intention to close its 19 stores in North Carolina prior to December 1, 2005 (the North Carolina closings). In connection with the North Carolina closings, the Company recorded approximately $1.3 million in pre-tax charges during third quarter 2005 ($816,000 after consideration of income tax benefits) and expects to record an additional $750,000 of non-recurring charges during fourth quarter 2005. In addition, the North Carolina operations incurred pre-tax losses of $827,000 during third quarter 2005 ($501,000 after-tax). To provide a more comparable basis for evaluating the Company's operating results and financial performance over time, the Company believes that it is useful to management and investors to analyze results after adjusting for certain items that are not ongoing or are non-operational in nature (see reconciliations in tables below). Excluding the third quarter costs from the North Carolina closings and net losses from the Company's North Carolina operations during 2005, net income for the three months ended September 30, 2005, totaled $341,000, a $4.2 million decline from third quarter 2004. This decline in net income was attributable to higher loan losses in the current year quarter and costs associated with the Company's accelerated rate of growth during the last twelve months.
    For the nine months ended September 30, 2005, the Company reported revenues of $115.2 million, a 29.3% improvement versus the nine months ended September 30, 2004. Net income for the nine months ended September 30, 2005, totaled $4.3 million compared to $13.6 million for the same 2004 period. This decline was attributable to higher loan losses in the current year, the costs associated with the Company's accelerated rate of growth during the last year, the costs associated with the North Carolina closings and higher corporate expenses in connection with developing the Company's infrastructure. During the nine months ended September 30, 2005, the Company opened 136 de novo stores, acquired nine payday loan stores and closed four locations.
    Don Early, QC's Chairman and Chief Executive Officer, commented:
"Third quarter was very challenging for the Company. While our revenue and store growth continue to be very strong, our rate of loan losses was unacceptably high during the quarter. This performance reflects our own struggles, as well as an increasingly difficult collections environment due to several factors, including higher energy costs, increased bankruptcy filings and a general degradation in consumer credit. We continue to address losses through call-focused field training and region-specific loan origination procedures. Lastly, we are still managing through our shutdown process in North Carolina. As we commented previously, we are very grateful to our employees for their many years of dedicated effort and loyalty, and are disappointed that we can no longer provide our North Carolina customers with solutions to their short-term financial needs."

    Third Quarter

    The 31.2% improvement in revenues quarter to quarter resulted from higher payday loan volumes, which reflects the increase in the number of stores and an increase in the number of customer transactions and average loan size. QC originated approximately $281.9 million of payday loans during third quarter 2005, which was an increase of 41.0% over the $199.9 million during third quarter 2004. The average loan (including fee) totaled $366.14 versus $341.57 during the three months ended September 30, 2004. Average fees per loan increased 5.7%, from $51.51 in third quarter 2004 to $54.43 in third quarter 2005 due to the higher average loan size, partially offset by a decline in the fee rate as the Company expands in states that have lower fee structures.
    Revenues for comparable stores (defined as those stores that were open for all of the two periods being compared, which means the 15 months since June 30, 2004) improved 11.0%, or $3.5 million, to $35.2 million during the three months ended September 30, 2005, reflecting strong customer demand. Exclusive of revenues from the North Carolina stores, revenues for comparable stores improved 14.6% quarter to quarter. Third quarter 2005 revenues also included $3.7 million from the stores that were added in the six months subsequent to June 30, 2004, and approximately $3.2 million from the stores that were added during 2005.
    Revenues from check cashing, title loans and other sources totaled $3.0 million during the three months ended September 30, 2005, up slightly from the $2.8 million in prior year's quarter. This increase reflects a higher number of stores providing check cashing and title loan services, substantially offset by declining volumes for these services in existing stores.
    Store operating costs increased to $36.6 million for the three months ended September 30, 2005, from $20.4 million in prior year's third quarter. Store-level salaries and benefits totaled $10.3 million, or 24.4% of revenues, in third quarter 2005 versus $6.8 million, or 21.2% of revenues, in third quarter 2004. This increase in salaries and benefits is attributable to personnel at new stores. In addition, the Company recorded approximately $256,000 in severance and benefit costs associated with the North Carolina closings.
    During the three months ended September 30, 2005, the Company reported loan losses of $15.0 million compared to $7.8 million in the same 2004 period. As a percentage of revenues, losses were 35.7% and 24.2% during third quarter 2005 and 2004, respectively. The increase in the loss ratio was caused by accelerated unit store growth, increased losses at comparable stores and a non-recurring $340,000 increase in the allowance for loan loss provision associated with the North Carolina closings.
    Stores not included in the comparable store group reported provision for losses of approximately $3.7 million during third quarter 2005. The Company's newer stores experience higher loss rates than seasoned, comparable stores, as evidenced by the average loss ratio of 37% after the first twelve months of operations for de novo stores during 2003 and 2004 that were open for at least twelve months as of September 30, 2005. With respect to comparable stores, losses totaled $11.3 million, or 32.1% of comparable store revenues, in third quarter 2005 versus $7.9 million, or 24.8% of comparable store revenues, in the same 2004 period. The higher loss ratio in 2005 is attributable to a more challenging collections environment as a result of an increase in bankruptcy filings, higher energy prices and increased competition in the lending industry.
    Other expense components, including occupancy, depreciation and amortization and impairment of goodwill increased $5.4 million quarter to quarter. Occupancy costs as a percentage of revenues increased from 9.3% to 12.8% in third quarter 2005, which reflects the high number of stores at early stages in the store lifecycle. Depreciation and amortization increased by $868,000, primarily due to depreciation associated with capital expenditures for de novo stores. During third quarter 2005, the Company recorded $662,000 of goodwill impairment, $31,000 for operating lease terminations and $58,000 in accelerated depreciation due to the North Carolina closings.
    Store gross profit declined $6.1 million from $11.6 million in third quarter 2004 to $5.5 million in the current year quarter. Exclusive of the costs and operational losses related to North Carolina stores, store gross profit was $7.1 million for the three months ended September 30, 2005. Gross profit for comparable stores during third quarter 2005 totaled $10.1 million versus $12.3 million in prior year's third quarter. The stores added in the six months subsequent to June 30, 2004, and during 2005 reported net losses of $0.5 million and $2.9 million, respectively, in third quarter 2005. Net losses associated with closed stores, other services and stores that were not yet opened as of September 30, 2005, totaled $1.2 million.
    Regional and corporate expenses increased $2.1 million during the three months ended September 30, 2005, to $6.6 million from $4.5 million. Together, regional and corporate expenses were 15.7% of revenues in third quarter 2005 (versus 14.0% in prior year's quarter). The increase in expenses in third quarter 2005 is attributable to more home office personnel, the costs associated with being a public company (e.g., insurance, legal and compliance) and rent expense associated with the Company's new corporate office. These increases were partially offset by a reduction in performance-based incentive compensation.
    Commenting on the third quarter, Darrin Andersen, President and Chief Operating Officer, noted: "Although we expected the seasonal downswing in loan losses, we were disappointed with our loss experience in the third quarter. We have stressed with our field personnel the importance of improving our collections through higher quality phone calls, attention to customer information details and better management of the entire loan process. We remain confident that diligence and thoughtful execution of these tasks will reverse our recent loss experience. Meanwhile, we are pleased to have delivered on our promise to grow the Company at an accelerated rate. We now must focus on developing these newer stores to performance levels similar to our historical comparable store results."

    Nine Months Ended September 30

    For the nine months ended September 30, 2005, revenues grew $26.1 million to $115.2 million from $89.1 million during the nine months ended September 30, 2004. The increase in revenues reflects higher payday loan volumes as a result of the increase in the number of stores and an increase in the number of customer transactions and average loan size. QC originated approximately $743.8 million of payday loans during the nine months ended September 30, 2005, a 35.3% increase compared to $549.8 million during the prior year. The average loan size (including fees) increased to $360.39 during the nine months ended September 30, 2005, from $332.66 in comparable 2004, helping to increase the average fees per loan from $50.30 during the nine months ended September 30, 2004, to $53.81 in the current year period.
    Revenues for comparable stores (defined as those stores that were open for all of the two periods being compared, which means the 21 months since December 31, 2003) improved $12.0 million, or 13.7%, to $99.4 million for the nine months ended September 30, 2005. Exclusive of revenues from North Carolina stores, comparable store revenue growth was 15.2% versus the prior year period. Revenues from stores added during 2004 increased to $10.7 million from $0.5 million in 2004, and stores added in 2005 resulted in a $4.5 million increase in revenues period to period. The aggregate increase from comparable stores and new stores was partially offset by the loss of revenues from stores that were closed.
    Revenues from check cashing, title loans and other sources improved to $9.8 million during the nine months ended September 30, 2005, from $9.3 million during the nine months ended September 30, 2004, for the same reasons noted in the quarterly discussion.
    Salaries and benefits increased to $28.2 million in year-to-date 2005 versus $19.1 million in the same 2004 period, primarily due to compensation for employees at new stores. Loan losses for the nine months ended September 30, 2005, totaled $32.5 million, a $14.9 million increase over comparable 2004. The rate of increase in losses was greater than revenue growth, resulting in losses as a percentage of revenues of 28.2% in the nine months ended September 30, 2005, versus 19.8% during the same prior year period. The less favorable loss ratio period to period reflects the Company's accelerated rate of unit store growth over the last year, very favorable experience in first quarter 2004 attributable to the non-recurring tax benefits received by our customers associated with the changes in the income tax laws passed during mid-2003, and the collections issues noted in the quarterly discussion.
    Other expense components, including occupancy, depreciation and amortization and impairment of goodwill, increased $10.3 million period to period. The increase reflects the accelerated rate of unit store growth, particularly with respect to occupancy costs, which grew $5.1 million during the nine months ended September 30, 2005, versus the same prior year period.
    Store gross profit totaled $27.5 million for the nine months ended September 30, 2005, compared to $35.6 million for the nine months ended September 30, 2004. This decline reflects the higher loan losses and the large number of early life-cycle stores. Comparable stores during the nine months ended September 30, 2005, reported a gross margin of 36.9% versus 42.0% in prior year's period. Through September 30, 2005, stores opened during 2004 and 2005 reported net losses of $1.7 million and $5.9 million, respectively.
    Regional and corporate expenses increased from $12.2 million during the nine-month period in 2004 to $19.5 million in the current year period for the same reasons noted in the quarterly discussion. The Company reported interest income of $439,000 during the nine months ended September 30, 2005, compared to interest expense of $642,000 during the nine months ended September 30, 2004. This change period to period is attributable to the repayment of all indebtedness with a portion of the proceeds received in connection with the Company's initial public offering in July 2004 and the investment of the remaining proceeds in cash equivalents. Other expense during 2005 was nearly $1 million higher than the same period in 2004 as a result of losses on the disposal of assets.
    The effective income tax rate for the nine months ended September 30, 2005, totaled 39.2%, essentially unchanged from the 39.5% in prior year's period.

    Business Outlook

    Mr. Early concluded: "We have added 211 stores since June 30, 2004, and still have between 30 and 40 stores to complete during the fourth quarter. The investment in our infrastructure over the last year has created significant capacity from a unit store and operational perspective. We believe this focus on growth, together with our recent announcements with respect to North Carolina and the implementation of a credit services organization in Texas, which completely eliminate the Company's exposure to the bank agency model, provide great potential for our shareholders.
    "We recognize, however, that improving our loss experience must be our primary objective over the next few months. We have communicated this objective to our field personnel and instituted programs that we expect to deliver meaningful benefits. As might be expected, our focus on reducing losses is likely to have a negative impact on our rate of revenue growth over the near term. Given the current environment, we believe that focusing our efforts on preventing and collecting bad loans is a better use of time than the effort required to make the six or seven good loans otherwise needed to compensate for the single bad loan. With this focus on improvement in losses and earnings, together with a very manageable target for unit store growth of 75 to 125 stores in 2006, we believe the Company is well-positioned to take advantage of the significant opportunities in the payday loan industry."
    QC will present its financial results for the three and nine months ended September 30, 2005, in a conference call on November 2, 2005, at 11:00 a.m. EST. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 800-561-2813, code 30003885. The accompanying slides to the presentation are expected to be available on the QC Web site prior to the conference call on November 2. A replay of the audio portion of the presentation will be available online until the close of business on December 2. The replay can also be accessed by telephone for seven days at 888-286-8010, code 33355178.

    About QC Holdings, Inc.

    Headquartered in Overland Park, Kansas, QC Holdings, Inc. provides consumer financial services, principally payday loans, through 512 stores in 25 states as of September 30, 2005 (including the 19 stores in North Carolina scheduled to be closed prior to December 1, 2005). With more than 20 years of operating experience in the retail consumer finance industry, the Company entered the payday loan market in 1992 and, since 1998, has grown from 48 stores to 512 stores through a combination of new, or de novo, stores and acquisitions. During fiscal 2004, the Company advanced more than $783 million to customers through payday loans and reported total revenues of $124.8 million.

    Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of growth in unit stores, (4) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with acquisitions, and (7) the other risks detailed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.


                           QC Holdings, Inc.
                   Consolidated Statements of Income
               (in thousands, except per share amounts)
                              (Unaudited)

                                Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                  2004      2005      2004      2005
                                  ----      ----      ----      ----
Revenues
 Payday loan fees               $29,282   $39,088   $79,838  $105,406
 Other                            2,793     3,020     9,271     9,818
                                -------   -------   -------   -------
    Total revenues               32,075    42,108    89,109   115,224
                                -------   -------   -------   -------
Store expenses
 Salaries and benefits            6,811    10,291    19,130    28,166
 Provision for losses             7,769    15,036    17,609    32,459
 Occupancy                        2,975     5,375     8,957    14,055
 Depreciation and amortization      438     1,306     1,197     2,420
 Impairment of goodwill                       662                 662
 Other                            2,433     3,899     6,653     9,923
                                -------   -------   -------   -------
    Total store expenses         20,426    36,569    53,546    87,685
                                -------   -------   -------   -------
Store gross profit               11,649     5,539    35,563    27,539

Regional expenses                 1,846     2,587     5,516     7,285
Corporate expenses                2,637     4,046     6,636    12,231
Depreciation and amortization       283       243       566       608
Interest expense (income), net      (40)      (85)      642      (439)
Other expense, net                 (251)      278      (210)      733
                                -------   -------   -------   -------
    Income (loss) before taxes    7,174    (1,530)   22,413     7,121
Provision (benefit) for income
 taxes                            2,664      (554)    8,858     2,791
                                -------   -------   -------   -------
    Net income (loss)            $4,510     $(976)  $13,555    $4,330
                                =======   =======   =======   =======
Earnings (loss) per share(a):
  Basic                           $0.23    $(0.05)    $0.80     $0.21
  Diluted                         $0.22    $(0.05)    $0.74     $0.20
Weighted average number of common
 shares outstanding(a):
  Basic                          19,556    20,479    14,351    20,522
  Diluted                        20,807    20,479    15,378    21,505

(a) See computations of earnings per share on following page



                           QC Holdings, Inc.
                  Computations of Earnings per Share
               (in thousands, except per share amounts)
                              (Unaudited)

                                Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                  2004      2005      2004      2005
                                  ----      ----      ----      ----
Net income (loss)                $4,510     $(976)  $13,555    $4,330
Less: dividend and participation
 rights from mandatory stock
 redemption(a)                                        2,135
                                -------   -------   -------   -------
Income (loss) available to
 common stockholders             $4,510     $(976)  $11,420    $4,330
                                =======   =======   =======   =======

Weighted average number of
 actual common shares
 outstanding                     19,556    20,479    16,755    20,522
Reduction in weighted average
 shares from mandatory stock
 redemption(a)                                        2,404
                                -------   -------   -------   -------
Weighted average number of
 common shares outstanding       19,556    20,479    14,351    20,522
Incremental shares from
 assumed conversion of stock
 options(b)                       1,251               1,027       983
                                -------   -------   -------   -------
Weighted average number of
 diluted common shares
 outstanding                     20,807    20,479    15,378    21,505
                                =======   =======   =======   =======
Basic earnings (loss) per
 share                            $0.23    $(0.05)    $0.80     $0.21
Diluted earnings (loss) per
 share                            $0.22    $(0.05)    $0.74     $0.20

Notes:
------

Basic and diluted earnings per share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Through June 30, 2004, the Company used the two-class method for computing basic and diluted earnings per share to consider the effect of the mandatory stock redemption under a Stockholders Agreement between the Company and two principal stockholders. The Stockholders Agreement was terminated on June 30, 2004.

(a) As set forth in Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which was adopted on July 1, 2003, the shares considered to be subject to redemption under the Stockholders Agreement for which a liability had been recorded through June 30, 2004, are excluded from weighted average shares for purposes of computing basic and diluted earnings per share. Further, SFAS 150 requires that the portion of net income representing dividend and participation rights associated with the mandatory redemption be removed from income available to common stockholders pursuant to the two-class method set forth by Statement of Financial Accounting Standards No. 128, Earnings per Share. The Stockholders Agreement was terminated effective June 30, 2004, and the computations for earnings per share no longer require ongoing adjustments.

(b) Because the Company reported a net loss during the three months ended September 30, 2005, inclusion of incremental shares from the assumed conversion of stock options (totaling 969 shares during the three months ended September 30, 2005) in the computation of diluted earnings per share would be anti-dilutive.



                           QC Holdings, Inc.
                       Non-GAAP Reconciliations
                   Consolidated Statements of Income
               (in thousands, except per share amounts)
                              (Unaudited)

The Company analyzes historical results after adjusting for certain items that are not ongoing or are non-operational in nature. As previously reported, the Company announced its intention to close its 19 stores in North Carolina prior to December 1, 2005. The Company believes that excluding items associated with its North Carolina operations and related closing charges is useful to management and investors because it provides a more comparable basis for evaluating the Company's operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the Company.

                    Three Months Ended          Three Months Ended
                    September 30, 2004          September 30, 2005
                 -------------------------   -------------------------
                       Non-GAAP                    Non-GAAP
                      Adjustments                 Adjustments
                 GAAP     (a)     Adjusted   GAAP     (b)     Adjusted
                 ---- ----------- --------   ---- ----------- --------
Revenues
 Payday loan
  fees         $29,282  $(1,558)  $27,724  $39,088    $(641)  $38,447
 Other           2,793     (112)    2,681    3,020      (78)    2,942
               -------  -------   -------  -------  -------   -------
    Total
     revenues   32,075   (1,670)   30,405   42,108     (719)   41,389
               -------  -------   -------  -------  -------   -------
Store expenses
 Salaries and
  benefits       6,811     (430)    6,381   10,291     (630)    9,661
 Provision for
  losses         7,769     (431)    7,338   15,036     (600)   14,436
 Occupancy       2,975     (192)    2,783    5,375     (232)    5,143
 Depreciation
  and
  amortization     438      (16)      422    1,306      (76)    1,230
 Impairment of
  goodwill                                     662     (662)
 Other           2,433     (117)    2,316    3,899     (110)    3,789
               -------  -------   -------  -------  -------   -------
    Total store
     expenses   20,426   (1,186)   19,240   36,569   (2,310)   34,259
               -------  -------   -------  -------  -------   -------
Store gross
 profit         11,649     (484)   11,165    5,539    1,591     7,130

Regional
 expenses        1,846     (111)    1,735    2,587     (143)    2,444
Corporate
 expenses        2,637     (294)    2,343    4,046     (301)    3,745
Depreciation
 and
 amortization      283       (4)      279      243       (3)      240
Interest
 expense
 (income), net     (40)    (113)     (153)     (85)    (136)     (221)
Other expense,
 net              (251)       1      (250)     278                278
               -------  -------   -------  -------  -------   -------
    Income
     (loss)
     before
     taxes       7,174       37     7,211   (1,530)   2,174       644
Provision
 (benefit) for
 income taxes    2,664       15     2,679     (554)     857       303
               -------  -------   -------  -------  -------   -------
    Net
     income
     (loss)     $4,510      $22    $4,532    $(976)  $1,317      $341
               =======  =======   =======  =======  =======   =======
Earnings (loss)
 per share:
  Basic          $0.23       $-     $0.23   $(0.05)   $0.06     $0.01
  Diluted        $0.22       $-     $0.22   $(0.05)   $0.06     $0.01

(a) These adjustments reflect the elimination of the operations associated with the North Carolina stores.
(b) These adjustments reflect the elimination of the operations associated with the North Carolina stores. In addition, adjustments reflect charges during third quarter 2005 that are not ongoing, including $662,000 for goodwill impairment, $256,000 for severance and benefits, $340,000 for estimated loan losses, $58,000 for accelerated depreciation on property and $31,000 for terminations of operating leases.



                           QC Holdings, Inc.
                       Non-GAAP Reconciliations
                   Consolidated Statements of Income
               (in thousands, except per share amounts)
                              (Unaudited)

                    Nine Months Ended           Nine Months Ended
                    September 30, 2004          September 30, 2005
                 -------------------------   -------------------------
                       Non-GAAP                    Non-GAAP
                      Adjustments                 Adjustments
                 GAAP     (a)     Adjusted   GAAP     (b)     Adjusted
                 ---- ----------- --------   ---- ----------- --------
Revenues
 Payday loan
  fees         $79,838  $(4,386)  $75,452 $105,406  $(3,869) $101,537
 Other           9,271     (463)    8,808    9,818     (373)    9,445
               -------  -------   -------  -------  -------   -------
    Total
     revenues   89,109   (4,849)   84,260  115,224   (4,242)  110,982
               -------  -------   -------  -------  -------   -------
Store expenses
 Salaries and
  benefits      19,130   (1,228)   17,902   28,166   (1,566)   26,600
 Provision for
  losses        17,609   (1,000)   16,609   32,459   (1,144)   31,315
 Occupancy       8,957     (586)    8,371   14,055     (659)   13,396
 Depreciation
  and
  amortization   1,197      (39)    1,158    2,420     (111)    2,309
 Impairment of
  goodwill                                     662     (662)
 Other           6,653     (395)    6,258    9,923     (313)    9,610
               -------  -------   -------  -------  -------   -------
    Total store
     expenses   53,546   (3,248)   50,298   87,685   (4,455)   83,230
               -------  -------   -------  -------  -------   -------
Store gross
 profit         35,563   (1,601)   33,962   27,539      213    27,752

Regional
 expenses        5,516     (376)    5,140    7,285     (400)    6,885
Corporate
 expenses        6,636     (908)    5,728   12,231     (916)   11,315
Depreciation
 and
 amortization      566       (7)      559      608      (11)      597
Interest
 expense
 (income), net     642     (340)      302     (439)    (377)     (816)
Other expense,
 net              (210)     (24)     (234)     733      (22)      711
               -------  -------   -------  -------  -------   -------
    Income
     (loss)
     before
     taxes      22,413       54    22,467    7,121    1,939     9,060
Provision
 (benefit) for
 income taxes    8,858       22     8,880    2,791      762     3,553
               -------  -------   -------  -------  -------   -------
    Net
     income
     (loss)    $13,555      $32   $13,587   $4,330   $1,177    $5,507
               =======  =======   =======  =======  =======   =======

Earnings (loss)
 per share:
  Basic          $0.80       $-     $0.80    $0.21    $0.06     $0.27
  Diluted        $0.74       $-     $0.74    $0.20    $0.06     $0.26

(a) These adjustments reflect the elimination of the operations associated with the North Carolina stores.
(b) These adjustments reflect the elimination of the operations associated with the North Carolina stores. In addition, adjustments reflect charges during third quarter 2005 that are not ongoing, including $662,000 for goodwill impairment, $256,000 for severance and benefits, $340,000 for estimated loan losses, $58,000 for accelerated depreciation on property and $31,000 for terminations of operating leases.



                           QC Holdings, Inc.
                      Consolidated Balance Sheets
          (in thousands, except share and per share amounts)

                                           December 31,  September 30,
                                               2004          2005
                                           ------------  -------------
                      ASSETS                              (Unaudited)
Current assets
 Cash, cash equivalents and short-term
  investments                                $40,526      $34,523
 Loans receivable, less allowance for
  losses of $1,520 at December 31, 2004
  and $2,530 at September 30, 2005            49,385       50,650
 Prepaid expenses and other current assets     2,893        3,608
                                             -------      -------
    Total current assets                      92,804       88,781
Property and equipment, net                   17,236       30,694
Goodwill                                       7,298        7,265
Other assets, net                              1,098        1,305
                                             -------      -------
    Total assets                            $118,436     $128,045
                                             =======      =======

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable                               $396         $732
 Accrued expenses and other liabilities        2,751        5,742
 Deferred revenue                              2,926        4,046
 Deferred income taxes                         3,428        3,681
                                             -------      -------
    Total current liabilities                  9,501       14,201
Non-current liabilities                                       772
Deferred income taxes                          2,643        2,648
                                             -------      -------
    Total liabilities                         12,144       17,621
                                             -------      -------

Commitments and contingencies

Stockholders' equity
 Common stock, $0.01 par value: 75,000,000
  shares authorized; 20,371,000 shares
  issued and outstanding at December 31,
  2004; 20,700,250 shares issued and
  20,478,950 outstanding at September
  30, 2005                                       204          207
 Additional paid-in capital                   69,417       71,790
 Retained earnings                            36,671       41,001
 Treasury stock                                            (2,574)
                                             -------      -------
    Total stockholders' equity               106,292      110,424
                                             -------      -------
    Total liabilities and stockholders'
     equity                                 $118,436     $128,045
                                             =======      =======



                           QC Holdings, Inc.
                Selected Statistical and Operating Data
    (in thousands, except Store Data, Average Loan and Average Fee)

                                Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                  2004      2005      2004      2005
                                  ----      ----      ----      ----
                                    Unaudited           Unaudited
Store Data:
 Number of stores, beginning
  of period                        301       459       294       371
 De novo stores opened              23        53        32       136
 Acquired stores                               2                   9
 Stores closed                      (2)       (2)       (4)       (4)
                               --------- --------- --------- ---------
   Number of stores, end of
    period                         322       512       322       512
                               ========= ========= ========= =========
Comparable Store Data:
 Total revenues generated by
  all comparable stores        $31,711   $35,228   $87,436   $99,380
 Total number of comparable
  stores                           293       293       285       285
 Average revenue per
  comparable store                $108      $120      $307      $349
 Percentage increase in
  comparable store revenues                 11.0%               13.7%

Operating Data:
 Loan volume                  $199,925  $281,890  $549,829  $743,792
 Average loan (principal plus
  fee)                          341.57    366.14    332.66    360.39
 Average fee                     51.51     54.43     50.30     53.81

Loss Data:
 Allowance for loan losses:
  Balance, beginning of
   period                         $960    $1,820    $1,090    $1,520
  Adjustment to provision for
   losses based on evaluation
   of outstanding receivables      200       710        70     1,010
                               --------- --------- --------- ---------
   Balance, period end          $1,160    $2,530    $1,160    $2,530
                               ========= ========= ========= =========

 Provision for losses:
  Charged-off to expense       $14,382   $24,736   $37,036   $58,738
  Recoveries                    (6,813)  (10,410)  (19,497)  (27,289)
  Adjustment to provision for
   losses based on evaluation
   of outstanding receivables      200       710        70     1,010
                               --------- --------- --------- ---------
  Total provision for losses    $7,769   $15,036   $17,609   $32,459
                               ========= ========= ========= =========
 Provision for losses as a
  percentage of revenues          24.2%     35.7%     19.8%     28.2%
 Provision for losses as a
  percentage of loan volume        3.9%      5.3%      3.2%      4.4%




    CONTACT: QC Holdings, Inc.
             Douglas E. Nickerson, 913-234-5154